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[COTTON STATES LOGO]


CONTACTS:

Wendy Chamblee, Vice President of Corporate Communications
Cotton States Insurance Companies
770-391-8903

Jean Lawyer, COUNTRY Insurance & Financial Services
309-821-2540


                      COTTON STATES LIFE INSURANCE COMPANY
                REPORTS FIRST-QUARTER EARNINGS AND MERGER UPDATE


         ATLANTA (April 29, 2004) / Cotton States Life Insurance Company (Nasdaq: CSLI) reported today net income for the first quarter of 2004 of $376,000 or $.06 per diluted share, compared to $1.6 million or $.24 per diluted share during the same period last year. Total premiums increased approximately nine percent during the quarter, compared to the first quarter of 2003. The Company experienced an increase in mortality costs during the quarter, which impacted net earnings. Death benefits were $4.4 million during the quarter -- up from $2.9 million during the same period last year. The excess claims do not appear to be from any particular cause, nor are they from any single line of business.

         According to Cotton States Chairman, President and CEO, J. Ridley Howard, "Mortality fluctuations are not unexpected and we try to plan for these types of increases. Because of the size of our company, these increases can affect short-term earnings -- even though they typically do not have a significant impact on our long-term performance."

         As announced in December 2003, Cotton States Insurance Group and COUNTRY(R) Insurance & Financial Services of Bloomington, Ill., have entered into definitive agreements, outlining a merger of Cotton States Life Insurance


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Company with COUNTRY Life Insurance Company, and the affiliation of Cotton
States Mutual Insurance Company with the property/casualty insurance pool of COUNTRY. Under the Agreement and Plan of Merger, Cotton States Life Insurance shareholders will receive $20.25 cash for each share of outstanding common stock of Cotton States Life Insurance Company upon consummation of the merger. As a result, Cotton States Life Insurance Company will become a privately held company.

         As part of the pre-merger process, Cotton States Life Insurance Company filed with the Federal Trade Commission (FTC) for antitrust review of the transaction. The Company recently received early termination of the Hart-Scott-Rodino waiting period, which is issued by the FTC in the event the FTC does not intend to seek further information or take other action. Receipt of this notice from the FTC was required by the terms of the Agreement and Plan of Merger as a condition precedent to closing the merger.

         Additionally, the companies have continued the state regulatory approval processes. Cotton States Life Insurance will schedule a special shareholder meeting, which will be held in lieu of the annual shareholders meeting, and proxy materials will be mailed to the Company's shareholders after review by appropriate regulatory authorities.

         It is anticipated that the transactions with COUNTRY will close in the third quarter of 2004, with exact timing dependent on shareholder approval, as well as regulatory approvals, which are pending in Georgia, Illinois and Connecticut.

ABOUT COUNTRY

         COUNTRY(R) Insurance & Financial Services and its alliances serve about 1 million households and businesses throughout the United States. Founded in 1925, the group now has nearly 2,000 exclusive agents in 15 Midwestern and Western states who offer a full range of property/casualty, life and annuity products, as well as financial and estate planning services. Through alliances, affiliations and relationships with independent agents, their geographic reach spans across the United States. The COUNTRY

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property/casualty pool includes COUNTRY Mutual Insurance Company, Bloomington,
Ill.; Middlesex Mutual Assurance Company, Middletown, Conn.; Holyoke Mutual Insurance Company, Salem, Mass.; and MSI Insurance Companies, Arden Hills, Minn. The COUNTRY insurance companies have $1.3 billion of property/casualty premium, $600 million in life premium and are consistently rated A+ by A.M. Best. For additional information, visit www.countryfinancial.com.

ABOUT COTTON STATES

         Cotton States Insurance is a group of companies that has been providing quality insurance products to customers in the Southeast since 1941, with products for auto, home and life. The Group's product portfolio is complemented with specialty products that are marketed through its two brokerage operations. The Cotton States Insurance Group includes Cotton States Mutual Insurance Company, Shield Insurance Company and Cotton States Life Insurance Company, including its two subsidiaries Cotton States Marketing Resources, Inc. and CSI Brokerage Services, Inc. Cotton States Life Insurance Company is traded on The NASDAQ National Market under the symbol CSLI. For additional information, visit www.cottonstatesinsurance.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are not strictly historical and that involve risks and uncertainties. Such statements include, without limitation, any statements containing the words "believe," "anticipate," "estimate," "expect," "intend," "plan," and other similar expressions. Investors are cautioned that such statements, including, without limitation, statements regarding the cause of increased mortality costs, the impact of increased mortality costs on the Company's long-term performance, the date the proxy materials are mailed to the Company shareholders, the date of the Company's shareholder meeting, and the timing of the closing of the transactions with COUNTRY. The forward-looking

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statements set forth herein involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the ability to obtain necessary regulatory and shareholder approvals and the timing thereof, the ability of the parties to satisfy the conditions to closing set forth in the transaction documents with COUNTRY, general economic conditions, changes in the economic and financial condition of Cotton States prior to closing, and legislation or regulatory environments that adversely affect the businesses. Cotton States and COUNTRY expressly disclaim any obligation to update these forward-looking statements.


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                      COTTON STATES LIFE INSURANCE COMPANY
             Unaudited Consolidated Condensed Statements of Earnings
                  Three months ending March 31, 2004 and 2003


                                                        THREE MONTHS ENDED
                                                              MARCH 31,
                                                       2004               2003
                                                   -----------        -----------
Revenue:
   Premiums                                        $ 8,908,863          8,198,949
   Investment income                                 2,227,168          2,320,537
   Realized investment gains                           132,501            392,447
   Brokerage commissions                             1,001,146          1,077,969
                                                   -----------        -----------
          TOTAL REVENUE                             12,269,678         11,989,902
                                                   -----------        -----------



Benefits and expenses:
   Benefits and claims                               6,460,226          4,809,176
   Interest credited                                 1,495,299          1,502,614
   Amortization of policy acquisition costs          1,375,190          1,026,202
   Operating expenses                                2,379,197          2,383,420
                                                   -----------        -----------
          TOTAL BENEFITS AND EXPENSE                11,709,912          9,721,412
                                                   -----------        -----------


   Income before income tax expense                    559,766          2,268,490

   Income tax expense                                  184,040            706,754
                                                   -----------        -----------


          NET INCOME                               $   375,726          1,561,736
                                                   ===========        ===========


 Basic income per share of common stock
          NET INCOME                               $      0.06               0.25
                                                   ===========        ===========

Diluted income per share of common stock
          NET INCOME                               $      0.06               0.24
                                                   ===========        ===========

Weighted average number of shares
   used in computing income per share

          Basic                                      6,322,737          6,325,303
                                                   ===========        ===========
          Diluted                                    6,648,585          6,613,332
                                                   ===========        ===========